FOR IMMEDIATE RELEASE
---------------------


Contact:  Karen J. Thelen
          Prospect Street High Income Portfolio Inc.
          (617) 742-3800


                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.
                         ANNOUNCES AGREEMENT BY ADVISER

BOSTON, MA, October 4, 1999 - Prospect Street High Income Portfolio Inc. (the "Fund") (NYSE:PHY) announced today that its investment adviser, Prospect Street Investment Management Co., Inc. ("PSIM") has entered into an agreement to sell certain of its assets and goodwill relating to the management of the Fund, to Highland Capital Management, L.P. of Dallas, Texas ("Highland").

         Mr. C William Carey, on behalf of the Independent Directors of the Fund, stated that the Independent Directors were impressed with the quality of the Highland organization. Highland is an investment manager for a number of structured investment vehicles whose portfolios include high-yield securities and senior debt securities of high-yield issuers. Highland has advised the Fund that it manages approximately $5.5 billion in below-investment-grade ("high-yield") fixed income portfolios, for institutional investors.

         The Independent Directors of the Fund approved a new two-year advisory agreement with Highland which will be submitted to the shareholders for their approval at a special meeting of shareholders. The new advisory agreement will provide for Highland to render its investment advisory services to the Fund in accordance with the same advisory fee schedule currently in effect under its advisory agreement with PSIM. The Independent Directors will also nominate six additional directors for election at the Special Meeting of shareholders, four of which will be "non-interested persons" within the meaning of the Investment Company Act of 1940. The four current Independent Directors of the Fund will continue to serve as Directors. The election of the additional directors at a special stockholders' meeting will be contingent upon shareholder approval of the new advisory agreement.

         The transaction contemplated by PSIM is subject, among other things, to shareholder approval of the new two-year advisory agreement with Highland.

         The Board of Directors also appointed C. William Carey as interim Chairman of the Board of Directors of the Fund.